SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
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[ ]	Confidential, For Use of the
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[X]	Definitive Additional Materials

State Farm Mutual Fund Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May XX, 2015

To:	U.S. Registered Representative Agents
From:	Rand Harbert, EVP, Chief Agency, Sales & Marketing Officer
Joe Monk, SVP & CAO – State Farm Life, VP – Health & Mutual Funds
Subject:	A: Encouraging LifePath Shareholder Voting

*****Action Requested*****

Summary
With only two weeks left until the June 12 shareholder meeting, we are requesting your attention as State Farm Mutual Funds® works to lower expenses for State Farm® LifePath® shareholders.

Details
In order to execute a successful Mutual Fund Trust proxy, more votes are required to reach the approval levels necessary to consider and adopt all the proposals at the June 12 meeting. In particular, we currently are not on pace to gather enough votes to consider the proposals impacting the State Farm LifePath1 2030® and LifePath 2040® funds.

As a reminder, being able to consider and adopt these proposals would help lead to lower expenses for all State Farm® LifePath® shareholders.

Beginning June 1, we will communicate directly to agents with customers who have not yet voted and are large shareholders (defined as over 5,000 shares owned) of the LifePath 2030 and LifePath 2040 funds. We will be requesting these agents’ support in helping us reach the approval levels needed.

Action Items
●

The communication next week will include LifePath 2030 and LifePath 2040 shareholder information specific to each agent. If you receive that communication, please contact the shareholder(s) by phone to encourage them to vote as soon as possible.

●	If you don’t receive a communication next week, please continue to encourage all customers who are LifePath 2030 and LifePath 2040 shareholders to vote if they haven’t already done so.

For More Information
Please review the ABS resource page and/or point customers to the statefarm.com® resource page. Both locations include proxy material and further descriptions of the proposals up for consideration. For additional questions, please call the Mutual Funds Response Center at 800-792-4070.

[1]LifePath® and LifePath 2020®, LifePath 2030®, LifePath 2040® and LifePath 2050® are registered trademarks of BlackRock, Inc. or its affiliates. BlackRock has granted State Farm Mutual Fund Trust a non-exclusive license to use the name “LifePath.”

FOR INSTITUTIONAL USE ONLY.
Not for use with customers or the public. Do Not Forward. AP2015/05/1243